Exhibit 95.1

MINE SAFETY DISCLOSURE
Our mining operations are subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). We have disclosed below information regarding certain citations and orders issued by MSHA and related assessments and legal actions with respect to these mining operations.  In evaluating the below information regarding mine safety and health, investors should take into account factors such as: (i) the number of citations and orders will vary depending on the size of a mine; (ii) the number of citations issued will vary from inspector to inspector and mine to mine; and (iii) citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed or vacated. The tables below do not include any orders or citations issued to independent contractors at our mines.
Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires issuers to include in periodic reports filed with the Securities and Exchange Commission (“SEC”) certain information relating to citations and orders for violations of standards under the Mine Act.  The following tables disclose information required under the Dodd-Frank Act for the three-month period ending September 30, 2018.

Mine Name / MSHA Identification Number	Section 104 S&S Citations(1)	Section 104(b) Orders (2)	Section 104(d) Citations and Orders (3)	Section 110(b)(2) Violations (4)	Section 107(a) Orders (5)	Total Dollar Value of MSHA Assessments Proposed (6)
Winn Materials-Clarksville/40-03094	2	0	0	0	0	$0
Winn Materials of KY-Grand Rivers/15-19561	0	0	0	0	0	$0
Laurel Aggregates/36-08891	0	0	0	0	0	$708
Southern Aggregates/Plant 7.2/16-01551	0	0	0	0	0	$0
Southern Aggregates/Plant 9/16-01536	0	0	0	0	0	$0
Southern Aggregates/Plant 10/16-01571	1	0	0	0	0	$118
Southern Aggregates/Plant 12/16-01546	0	0	0	0	0	$0
Southern Aggregates/Plant 14/16-01578	0	0	0	0	0	$0
Southern Aggregates/Plant 16/16-01563	0	0	0	0	0	$0

(1)
Mine Act section 104 S&S citations shown above are for alleged violations of mandatory health or safety standards that could significantly and substantially contribute to a mine health and safety hazard. It should be noted that, for purposes of this table, S&S citations that are included in another column, such as Section 104(d) citations, are not also included as Section 104 S&S citations in this column.

(2)	Mine Act section 104(b) orders are for alleged failures to totally abate a citation within the time period specified in the citation.

(3)
Mine Act section 104(d) citations and orders are for an alleged unwarrantable failure (i.e., aggravated conduct constituting more than ordinary negligence) to comply with mandatory health or safety standards.

(4)
Mine Act section 110(b)(2) violations are for an alleged “flagrant” failure (i.e., reckless or repeated) to make reasonable efforts to eliminate a known violation of a mandatory safety or health standard that substantially and proximately caused, or reasonably could have been expected to cause, death or serious bodily injury.

(5)
Mine Act section 107(a) orders are for alleged conditions or practices which could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated and result in orders of immediate withdrawal from the area of the mine affected by the condition.

(6)
Amounts shown include assessments proposed by MSHA during the three-month period ending September 30, 2018 on all citations and orders, including those citations and orders that are not required to be included within the above chart.

Mine Name / MSHA Identification Number	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e) (yes/no) (1)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period
Winn Materials-Clarksville/40-03094	0	N	0	0	1
Winn Materials of KY-Grand Rivers/15-19561	0	N	0	0	0
Laurel Aggregates/36-08891	0	N	1	0	0
Southern Aggregates/Plant 7.2/16-01551	0	N	2	1	0
Southern Aggregates/Plant 9/16-01536	0	N	0	0	0
Southern Aggregates/Plant 11/16-01571	0	N	0	0	0
Southern Aggregates/Plant 12/16-01546	0	N	0	0	0
Southern Aggregates/Plant 14/16-01578	0	N	0	0	0
Southern Aggregates/Plant 16/16-01563	0	N	1	0	0
(1) Mine Act section 104(e) written notices are for an alleged pattern of violations of mandatory health or safety standards that could significantly and substantially contribute to a mine safety or health hazard.

The number of legal actions pending before the Federal Mine Safety and Health Review Commission as of September 30, 2018, that fall into each of the following categories is as follows:

Mine Name / MSHA Identification Number	Contests of Citations and Orders	Contests of Proposed Penalties	Complaints for Compensation	Complaints of Discharge/ Discrimination/ Interference	Applications for Temporary Relief	Appeals of Judges Rulings
Winn Materials-Clarksville/40-03094	0	0	0	0	0	0
Winn Materials of KY-Grand Rivers/15-19561	0	0	0	0	0	0
Laurel Aggregates/36-08891	0	1	0	0	0	0
Southern Aggregates/Plant 7.2/16-01551	0	2	0	0	0	0
Southern Aggregates/Plant 9/16-01536	0	0	0	0	0	0
Southern Aggregates/Plant 10/16-01571	0	0	0	0	0	0
Southern Aggregates/Plant 12/16-01546	0	0	0	0	0	0
Southern Aggregates/Plant 14/16-01578	0	0	0	0	0	0
Southern Aggregates/Plant 16/16-01563	0	1	0	0	0	0